EXHIBIT INDEX

16(a)23      Consent of Independent Registered Public Accounting Firm.

16(a)24(a)   Directors' Power of Attorney, dated Feb. 22, 2005.

16(a)24(b)   Officers' Power of Attorney, dated Feb. 22, 2005.

16(a)24(c)   Director's and Officer's Power of Attorney, dated Feb. 22, 2005.

16(b)        The financial statement schedules for American Express Certificate
             Company.